Exhibit 10.3

DOMINION ENERGY, INC.

CEO 2024 PERFORMANCE GRANT AGREEMENT

THIS AGREEMENT, dated February XX, 2024, between Dominion Energy, Inc., a Virginia corporation (the “Company”) and Robert M. Blue (“Participant”), is made pursuant and subject to the provisions of the Dominion Energy, Inc. 2014 Incentive Compensation Plan and any amendments thereto (the “Plan”). All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Performance Grant. Pursuant to the Plan, [Insert Number] Performance Share Units (“Target Amount”) were awarded to the Participant on February XX, 2024 (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement and Exhibit A attached hereto. Each Performance Share Unit represents the right to receive a cash payment equivalent to the Fair Market Value of one share of Company Stock if the Performance Goals set forth in Section 4 and Exhibit A for the Performance Period are fulfilled. The actual number of Performance Share Units that may be earned may be from 0% to 200% of the Target Amount, depending on the achievement of the Performance Goals. The Performance Period for purposes of this Agreement is the period beginning on January 1, 2024 and ending on December 31, 2026.

2.
Performance Achievement and Time of Performance Share Unit Payment. Upon the completion of the Performance Period, the Committee will determine the final achievement of the Performance Goals described in Section 4 and Exhibit A. The Company will then calculate the final number of Performance Share Units earned based on such Performance Goal achievement. Except as provided in Section 5(b) or 6, the appropriate number of Performance Share Units will be paid in cash to the Participant at a time determined by the Committee, but not later than March 15, 2027.

3.
Forfeiture. Except as provided in Paragraphs 5 or 6, the Participant will forfeit any and all rights in the Performance Share Units if the Participant’s employment with the Company or a Dominion Company terminates for any reason before the end of the Performance Period.

4.
Performance Goals. The payout amount of the Performance Share Units will be based on the Performance Goal achievement of the Performance Criteria described in this Section 4 and the Performance Goal achievement of the Performance Criteria to be determined by the Committee and set forth on Exhibit A.

a. Relative TSR Performance. Relative Total Shareholder Return Performance (“Relative TSR Performance”) will determine fifty percent (50%) of the Target Amount (“TSR Percentage”). Relative TSR Performance is defined below. The percentage of the TSR Percentage that will be paid out, if any, is based on the following table:

Relative TSR Performance Percentile Ranking	Percentage Payout of TSR Percentage
85th or above	200%
65th	100%
25th	50%
Below 25th	0%

To the extent that the Company’s Relative TSR Performance ranks in a percentile between the 25th and 85th percentile in the table above, then the TSR Percentage payout will be interpolated between the corresponding TSR Percentage payout set forth above.

Relative TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the companies that are members of the Company’s compensation peer group as of the Date of Grant as set forth below (the “Comparison Companies”):

Ameren Corporation Eversource Energy

American Electric Power Company Exelon Corporation

CenterPoint Energy FirstEnergy Corporation

CMS Energy Corporation NextEra Energy

Consolidated Edison Company Public Service Enterprise Group

DTE Energy Southern Company

Duke Energy Corporation WEC Energy Group

Edison International Xcel Energy

Entergy Corporation

The Comparison Companies shall be adjusted during the Performance Period as follows:

(i)
In the event of a merger, acquisition or business combination transaction of a Comparison Company with or by another Comparison Company, effective upon the public announcement of the transaction, the surviving entity shall remain a Comparison Company and the non-surviving entity shall cease to be a Comparison Company (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the non-surviving company shall be retroactively reinstated as a Comparison Company);

(ii)
If it is publicly announced that a Comparison Company will be acquired by another company that is not a Comparison Company, or in the event a “going private transaction” is publicly announced where the Comparison Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Comparison Company as of the date such announcement is made (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the company shall be retroactively reinstated as a Comparison Company);

(iii)
In the event of a spinoff, divestiture, or sale of a substantial portion of assets of a Comparison Company, the Comparison Company shall no longer be a Comparison Company if the company’s reported revenue (in its GAAP accounts) for the four most recently reported quarters ending on or before the last day of the Performance Period falls below 40% of Dominion Energy’s reported revenue (in its GAAP accounts) for the four most recently reported quarters on or before the last day of the Performance Period; and

(iv)
In the event of a bankruptcy of a Comparison Company, such company shall remain a Comparison Company and its stock price will continue to be tracked for purposes of Relative TSR Performance. If the company liquidates, it will remain a Comparison Company and its stock price will be reduced to zero for the remaining Performance Period.

Total shareholder return consists of the difference between the value of a share of common stock at the beginning (the volume-weighted average price (VWAP) of the first 20 trading days of the Performance Period) and end (the VWAP of the last 20 trading days of the Performance Period), plus the value of gross dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits. For purposes of Relative TSR Performance, the total shareholder return of the Company and the Comparison Companies will be calculated using data from Bloomberg or another comparable source. As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be calculated and ranked from highest to lowest by the Committee. The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

b. Non-Carbon Emitting Generation Capacity Performance. Non-Carbon Emitting Generation Capacity Performance (“NCGC Performance”) will determine ten percent (10%) of the Target Amount (“NCGC Performance Percentage”). NCGC Performance is defined in Exhibit A. The percentage of the NCGC Performance Percentage that will be paid out, if any, is based on the following table:

NCGC Performance	Percentage Payout of NCGC Performance Percentage
Maximum (50% or above)	200%
Target Range (38% - 45%)	100%
Minimum (35%)	50%
Below Minimum	0%

To the extent the Company’s NCGC Performance is greater than the Minimum and less than the Target Range, or greater than Target Range but less than the Maximum, the NCGC Performance Percentage payout will be interpolated between the corresponding Percentage Payout of NCGC Performance Percentage ranges set forth above.

NCGC Performance means the Company’s Non-Carbon Emitting Generation Capacity Percentage as determined as of the last day of the Performance Period.

Non-Carbon Emitting Generation Capacity Percentage means the percentage determined by dividing the Company’s Non-Carbon Emitting Generation Capacity by its Net Generation Capacity.

The Company’s Non-Carbon Emitting Generation Capacity means its wind, solar, nuclear and conventional hydro generation capacity.

The Company’s Net Generation Capacity means its total generation capacity minus pumped hydro/battery storage.

Capacity means megawatt (MW) capacity from (x) in-service facilities as of the last day of the Performance Period plus (y) facilities proposed to be in-service by the last day of the Performance Period and submitted for regulatory approval (even if subsequently rejected). A facility will only be counted once in any given Performance Period.

Megawatts (MWs) that are not intermittent resources are defined as installed summer maximum capability (capacity). MWs for intermittent renewable resources are defined as the original installed or proposed nameplate capacity. MWs included in the calculation will be those owned by or serving Dominion Energy regulated entities (by contract or agreement), and include the following: Cost of Service, Ringfence Projects, Power Purchase Agreements (PPAs), Distributed Energy Resources (DERs), and Behind the Meter Generation (Non-utility generators). Detailed tracking will be in place to ensure that MW are not counted more than once in the calculation. This NCGC goal, and the associated Percentage Payout, is subject to possible revisions or adjustments, at the Committee’s sole discretion, if generation retirements do not occur as currently planned during the Performance Period.

5. Retirement, Involuntary Termination without Cause, Death or Disability.

a. Retirement or Involuntary Termination without Cause. Except as provided in Section 6, if the Participant Retires (as such term is defined in Section 9(b) below) during the Performance Period or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause (as defined in the Employment Continuity Agreement between the Participant and the Company) during the Performance Period and the Participant would have been eligible for a payment if the Participant had remained employed until the end of the Performance Period, the Participant will receive a pro-rated payout of the Participant’s Performance Grant equal to the number of Performance Share Units the Participant would have earned had the Participant remained employed until the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s Retirement or termination of employment, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period. Payment will occur after the end of the Performance Period at the time provided in Section 2 based on the Performance Goal achievement approved by the Committee. If the Participant Retires, however, no payout will occur if the Company’s Chief Executive Officer in their sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s Retirement is detrimental to the Company. Any potential Performance Share Units not paid in accordance with the terms of this Paragraph 5(a) will be forfeited.

b. Death or Disability. If, while employed by the Company or a Dominion Company, a Participant dies or becomes Disabled (as defined in Section 9(b) below) during the Performance Period, a number of Performance Share Units will be paid to the Participant or the Participant’s Beneficiary equal to the product of (i) and (ii) where:

(i) is the number of units that would be earned based on the predicted performance used for determining the compensation cost recognized by the Company for this Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event; and

(ii) is a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s death or Disability, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period.

Any potential Performance Share Units not paid in accordance with the terms of this Section 5(b) will be forfeited. Performance Share Units will be paid as soon as administratively feasible (and in any event within sixty (60) days) after the date of the Participant’s death or Disability.

6. Qualifying Change of Control. This Section 6 shall specify the effect of a Qualifying Change of Control upon this Performance Grant Agreement. In the event of the Participant’s involuntary termination by the Company or a Dominion Company without Cause (as defined in the Employment Continuity Agreement between the Participant and the Company) within two years following a Qualifying Change of Control, a number of the Performance Share Units will be paid to the Participant equal to the greater of (i) the Target Amount or (ii) the number of units that would be earned at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for this award for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the termination of employment was the actual performance for the Performance Period. Payment will occur on or as soon as administratively feasible (but in any event within sixty (60) days) following the termination of employment. Any potential Performance Share Units not paid in accordance with the terms of this Section 6 will be forfeited.

7. Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all rights to Performance Share Units awarded pursuant to this Agreement.

8. Clawback of Award Payment.

a.
Restatement of Financial Statements. If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the payment from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b. Fraudulent or Intentional Misconduct. If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold payment of all or a portion of the Performance Share Units granted pursuant to this Agreement, or if units have been paid, to recover all or a portion of the payment from the Participant.

c. Recovery of Payout. The Company reserves the right to recover a Performance Grant payout pursuant to this Section 8 by (i) seeking recovery of the payment from the

Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d. No Limitation on Remedies. The Company’s right to recovery pursuant to this Section 8 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e. Subject to Clawback Policy. The Performance Share Units granted under this Agreement are subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Agreement.

9. Terms and Conditions.

a.
Nontransferability. Except as provided in Section 5, this award of Performance Share Units is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period.

b.
Certain Definitions.

(i) Retirement. For purposes of this Agreement, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Company Pension Plan (as defined below), or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under a supplemental retirement plan of the Company was applied under the Company Pension Plan, as in effect at the time of the determination, or, for a Participant who is not eligible to participate in a Company Pension Plan, a voluntary termination of employment on or after age 55, unless (in each case) the Company’s Chief Executive Officer in their sole discretion (or, if the Participant is the Company’s Chief Executive Officer, the Committee in its sole discretion) determines that the Participant’s retirement is detrimental to the Company. “Company Pension Plan” means the applicable pension plan of the Company or its subsidiaries, if any, in which the Participant is eligible to participate as of the Date of Grant, which may include either the Dominion Energy Pension Plan or the SCANA Corporation Retirement Plan or any successor thereto, but excluding the cash balance portion of any such plan.

(ii) Disabled or Disability. For purposes of this Agreement, the term “Disabled” or “Disability” means a disability as defined under Treasury Regulation Section 1.409A-3(i)(4). The Committee will determine whether or not a Disability exists and its determination will be conclusive and binding on the Participant.

c.
Tax Withholding. The Company will withhold Applicable Withholding Taxes from the payout of Performance Share Units.

d.
No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate the Participant's employment at any time.

e.
Change in Capital Structure. The number and fair market value of Performance Share Units awarded by this Agreement will be automatically adjusted as provided in Section 18(a) of the Plan if the Company has a change in capital structure.

f.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

g.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will govern.

h.
Participant Bound by Plan. By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

i.
Binding Effect. This Agreement will be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

k. Performance Goal Adjustments. Pursuant to Section 10(c) of the Plan, the Committee may at any time, in its sole discretion, make any adjustments to the Performance Goals set forth in this award, or to the calculation of the Company’s financial or other results for the Performance Period or any portion thereof, or may reduce or increase any applicable Percentage Payouts, in order to reflect any unusual or infrequent events, such as or relating to new legislation, regulatory orders/outcomes, asset write-offs, weather, storms, supply chain disruptions, commodity prices, or mergers, acquisitions or dispositions involving the Company, that were not contemplated at the time of grant.

l. Deferred Payouts. If a Participant who has become entitled to a payout of this Performance Grant has previously elected to defer receipt of all or a portion of the Performance Share Units under the Dominion Energy, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), then, in lieu of a cash payment to the Participant as otherwise described in this Agreement, the payment amount of the Performance Share Units (or applicable portion thereof) will be credited to the Participant’s book-entry account under the Deferred Compensation Plan as of the date such units would otherwise have been paid to the Participant.

m. Section 409A. This Agreement and the Performance Share Unit award arrangement described herein is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and shall be interpreted to the maximum extent possible in accordance with such intent. To the extent necessary to comply with Code Section 409A, no payment will be made earlier than six months after a Participant’s termination of employment other than for death if the award is subject to Code Section 409A and the Participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)).

n. Dividend Equivalents. The Participant shall have the right to receive dividend equivalents, if any, which shall be credited to an account established on behalf of the Participant and subject to the same vesting and other terms and conditions as the underlying award described herein. Dividend equivalents shall be paid in cash.

EXHIBIT A

DOMINION ENERGY, INC.

CEO 2024 PERFORMANCE GRANT AGREEMENT

PERFORMANCE CRITERIA

Cumulative Operating EPS Performance

Cumulative Operating Earnings Per Share Performance (“Cumulative Operating EPS Performance”) will determine forty percent (40%) of the Target Amount (“Cumulative Operating EPS Percentage”). Cumulative Operating EPS Performance is defined below. The percentage of the Cumulative Operating EPS Percentage that will be paid out, if any, is based on the following table:

Cumulative Operating EPS Performance	Percentage Payout of Cumulative Operating EPS Percentage
200%
100%
50%
0%

To the extent the Company’s Cumulative Operating EPS Performance is greater than the Minimum and less that the Target, or greater than the Target and less than the Maximum, the Cumulative Operating EPS Percentage payout will be interpolated between the corresponding Percentage Payout of Cumulative Operating EPS Percentage ranges set forth above.

Cumulative Operating EPS Performance

Cumulative Operating EPS Performance means the sum of the Company’s operating earnings per share as disclosed on Schedule 1 of the Company’s Earnings Release Kit for each of the fiscal years during the Performance Period.

i